UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2023

PURPLE INNOVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37523	47-4078206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 North Chapel Ridge Rd., Suite 200,
Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

N/A

(Former name or former address, if changed since last report.)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Proportional Representation Preferred Linked Stock, par value $0.0001 per share	N/A	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 17, 2023, Purple Innovation, Inc. (the “Company”) entered into a Fifth Amendment to Credit Agreement, dated as of the date hereof, by and among the Company, Purple Innovation, LLC, KeyBank National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Fifth Amendment”), which amends the Credit Agreement, dated September 3, 2020, by and among the Company, Purple Innovation, LLC, KeyBank National Association, as administrative agent, and the lenders party thereto from time to time (as amended, including, without limitation, by the Fifth Amendment, the “2020 Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the 2020 Credit Agreement.

The Fifth Amendment provides that the maximum leverage ratio covenant will not be tested for the first and second quarters of 2023, and revises the ratio to 4.50x for the third quarter of 2023 and 3.00x for the fourth quarter of 2023 and thereafter. In addition, the minimum fixed charge coverage ratio covenant will also not be tested for the first and second quarters of 2023, and revised to 1.50x for the third and fourth quarters of 2023, and 2.00x for the first quarter of 2024 and thereafter. Both the maximum leverage ratio and minimum fixed charge coverage ratio will be calculated on a build-up basis for the third quarter of 2023, and then on a last twelve-month basis for the fourth quarter of 2023 and thereafter.

The Fifth Amendment also revises the lease incurrence test to allow us to incur new store and showroom leases, ten new store and showroom leases in 2023 to open in 2023 and six new store and showroom leases in 2023 to open in 2024. In addition, beginning in the fourth quarter of 2023, we can begin incurring additional leases for stores and showrooms, subject to leverage ratio requirements. The leverage ratio must be less than 2.50x to sign such leases, with up to a maximum of six new leases per quarter, increasing to eight new leases per quarter if the leverage ratio is less than 2.00x.

The Fifth Amendment also provides a minimum consolidated EBITDA covenant for the first and second quarters of 2023 based on our total unrestricted cash and unused revolver availability, as follows:

Total Unrestricted Cash and Unused Revolver Availability	Minimum Consolidated EBITDA Covenant
Greater than or equal to $50.0 million	● First Quarter 2023: $(10.0) million ● Second Quarter 2023: $(8.0) million
Greater than or equal to $40.0 million and less than $50.0 million	● First Quarter 2023: $(9.0) million ● Second Quarter 2023: $(7.0) million
Greater than or equal to $30.0 million and less than $40.0 million	● First Quarter 2023: $(7.5) million ● Second Quarter 2023: $(5.5) million
Less than $30.0 million	● First Quarter 2023: $(6.0) million ● Second Quarter 2023: $(4.0) million

The Fifth Amendment also modifies the definition of Consolidated EBITDA to allow for non-recurring/one-time and non-cash expenses and certain other expenses that are cash capped. In addition, for purposes of the definition of Consolidated EBITDA, annual non-recurring and unusual out-of-pocket legal expenses are capped at $5.0 million for 2023 and $2.0 million per year thereafter.

The Fifth Amendment also (i) reduces the amount available under the revolving line of credit to $50.0 million (subject to a near-term limit of $15.0 million borrowing prior to completing our 2022 audit and certifying our compliance with Q4 2022 covenants), (ii) provides that the maturity date of the 2020 Credit Agreement will spring forward to June 30, 2024 if our consolidated EBITDA is not greater than $15.0 million for 2023, (iii) reduces limits on maximum growth capital expenditures to $32.0 million for 2023 and $35.0 million for each of 2024 and 2025, and (iv) revises the current minimum liquidity covenant of $25.0 million to provide that it will increase to $30.0 million for each three-month period following the applicable fiscal quarter if the leverage ratio is greater than 3.00x for any fiscal quarter ending on or after Q3 2023. We paid an amendment fee of 2.0% to the lenders. While we believe that the Fifth Amendment provides us with the flexibility we need to execute our operating plan for 2023, there can be no guarantee that we will realize the anticipated benefits of the Fifth Amendment.

The Fifth Amendment was conditioned on (i) the completion of an equity offering with gross proceeds of at least $40.0 million and (ii) repayment of the term loan under the 2020 Credit Agreement. We completed an equity offering with gross proceeds of $60.3 million on February 13, 2022. In addition, on February 17, 2023, we repaid the outstanding balance on the term loan of $24.7 million plus accrued interest.

The foregoing summary of the Fifth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fifth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Fifth Amendment to the 2020 Credit Agreement dated February 17, 2023 by and among Purple Innovation, LLC, Purple Innovation, Inc., KeyBank National Association, and the other lender parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE INNOVATION, INC.

Date: February 20, 2023	By:	/s/ Bennett Nussbaum
		Name:	Bennett Nussbaum
		Title:	Interim Chief Financial Officer

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